SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. 1)

[X]     Filed by Registrant

[ ]     Filed by a Party other than the Registrant


Check the appropriate box:

[ ]     Preliminary Proxy Statement

[X]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                               STEVEN MADDEN, LTD.
                (Name of Registrant As Specified in its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.



1)      Title of each class of securities to which transaction applies:

                 N/A
        -----------------------------------------------------------------------

2)      Aggregate number of securities to which transaction applies:

                 N/A
        ------------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

                 N/A
        ------------------------------------------------------------------------

4)      Proposed maximum aggregate value of transaction:

                 N/A
        ------------------------------------------------------------------------


(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

                  1)  Amount Previously Paid:
                           N/A
                  ---------------------------------------------------

                  2)  Form, Schedule or Registration Statement No.:
                           N/A
                  ---------------------------------------------------

                  3)  Filing Party:
                           N/A
                  ---------------------------------------------------

                  4)  Date Filed:
                           N/A
                  ---------------------------------------------------

                               STEVEN MADDEN, LTD.
                              52-16 BARNETT AVENUE
                           LONG ISLAND CITY, NY 11104

                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 10, 2001
                    ----------------------------------------

To the Stockholders of Steven Madden, Ltd.:

         Since the mailing of our Proxy Statement, dated April 25, 2001, the Board of Directors of Steven Madden, Ltd., a Delaware corporation (the "Company"), announced the restructuring of several key management positions and the postponement of the Company's annual meeting of stockholders. As a result, a new meeting has been scheduled and new directors have been nominated for election by the Company's stockholders.

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of the Company, will be held on July 10, 2001, at the Company's showroom located at 1370 Avenue of the Americas, 12th Floor, New York, New York at 10:00 a.m., local time, and thereafter as it may from time to time be adjourned, for the purposes stated below.

                  1. To elect nine (9) directors to the Board of Directors of the Company for a one (1) year term;

                  2. To approve an amendment to the Company's 1999 Stock Plan to increase the maximum number of shares of the Company's common stock subject to the plan from 975,000 shares to 1,600,000 shares;

                  3. To ratify the appointment of Richard A. Eisner & Company, LLP as independent public accountants for the Company for fiscal year 2001; and

                  4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         All stockholders are cordially invited to attend the Annual Meeting. Only those stockholders of record at the close of business on June 5, 2001 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        /s/ CHARLES KOPPELMAN
                                        ----------------------------------
June 12, 2001                           Charles Koppelman
                                        Acting Chairman of the Board

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 40 WALL STREET, NEW YORK, NEW YORK 10005.

                               STEVEN MADDEN, LTD.
                              52-16 Barnett Avenue
                           Long Island City, NY 11104

                                 PROXY STATEMENT


                                  INTRODUCTION

              This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Steven Madden, Ltd., a Delaware corporation (the "Company"), for use at the annual meeting of the Company's stockholders to be held at the Company's showroom located at 1370 Avenue of the Americas, 12th Floor, New York, New York on July 10, 2001 at 10:00 a.m., local time, and at any adjournments thereof (the "Annual Meeting").

              The Annual Meeting has been called to consider and take action on the following proposals: (i) to elect nine (9) directors to the Board of Directors of the Company for a one (1) year term, (ii) to approve an amendment to the Company's 1999 Stock Plan to increase the maximum number of shares of Company's common stock subject to the plan from 975,000 shares to 1,600,000 shares, (iii) to ratify the selection of Richard A. Eisner & Company, LLP as independent public accountants for the Company for fiscal year 2001, and (iv) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof. The Board of Directors knows of no other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the proxy will vote on such other matters and/or for other nominees in accordance with their best judgment. The Company's Board of Directors recommends that the stockholders vote in favor of each of the proposals. Only holders of record of common stock, $.0001 par value (the "Common Stock"), of the Company at the close of business on June 5, 2001 (the "Record Date") will be entitled to vote at the Annual Meeting.

              The principal executive offices of the Company are located at 52-16 Barnett Avenue, Long Island City, NY 11104 and its telephone number is
(718) 446-1800. The approximate date on which this Proxy Statement, the proxy card and other accompanying materials are first being sent or given to stockholders is June 12, 2001. The Company's Annual Report for the fiscal year ended December 31, 2000, including audited financial statements, is being sent to stockholders together with this Proxy Statement and is incorporated herein by reference.


                 INFORMATION CONCERNING SOLICITATION AND VOTING

              As of the Record Date, there were outstanding 11,595,905 shares of Common Stock held by approximately 69 holders of record and 4,129 beneficial owners. Only holders of shares of Common Stock on the Record Date will be entitled to vote at the Annual Meeting. The holders of Common Stock are entitled to one vote on all matters presented at the meeting for each share held of record. The presence in person or by proxy of holders of record of a majority of the shares outstanding and entitled to vote as of the Record Date shall be required for a quorum to transact business at the Annual Meeting. If a quorum should not be present, the Annual Meeting may be adjourned until a quorum is obtained. Each nominee to be elected as a director named in Proposal 1 must receive a plurality of the votes of shares of Common Stock present in person or represented by proxy at the Annual Meeting with respect to such proposal. The amendment to the Company's 1999 Stock Plan described in Proposal 2 and the ratification of the selection of Richard A. Eisner & Company, LLP as independent public accountants of the Company for fiscal year 2001 described in Proposal 3 must be approved by the affirmative vote of the holders of a majority of the total votes cast on such proposals in person or by proxy. Abstentions and broker non-votes will have no effect with respect to any of the Proposals. Brokers who hold shares in street name may vote on behalf of beneficial owners with respect to Proposals 1,2 and 3. The approval of all other matters to be considered at the Annual Meeting requires the affirmative vote of a majority of the eligible votes cast at the Annual Meeting on such matters.

              The expense of preparing, printing and mailing this Proxy Statement, exhibits and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of the Company, without additional remuneration, by personal interviews, telephone, telegraph or facsimile transmission. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock held of record and will provide reimbursements for the cost of forwarding the material in accordance with customary charges.

              Proxies given by stockholders of record for use at the Annual Meeting may be revoked at any time prior to the exercise of the powers conferred. In addition to revocation in any other manner permitted by law, stockholders of record giving a proxy may revoke the proxy by an instrument in writing, executed by the stockholder or his attorney authorized in writing or, if the stockholder is a corporation, under its corporate seal, by an officer or attorney thereof duly authorized, and deposited either at the corporate headquarters of the Company at any time up to and including the last business day preceding the day of the Annual Meeting, or any adjournment thereof, at which the proxy is to be used, or with the chairman of such Annual Meeting on the day of the Annual Meeting or adjournment thereof, and upon either of such deposits the proxy is revoked.

              ALL PROXIES RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE ANNUAL MEETING.

              None of the matters to be acted on at the Annual Meeting give rise to any statutory right of a stockholder to dissent and obtain the appraisal of or payment for such stockholder's shares.

                                  PROPOSAL ONE

TO ELECT NINE DIRECTORS TO SERVE FOR ONE YEAR AND UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED

              Under the By-Laws of the Company (the "By-Laws"), the Board of Directors of the Company is required to be comprised of a minimum of one (1) director, subject to which limitation the number of directors may be fixed from time to time by action of the stockholders or of the directors, with all directors elected by the stockholders each year at the annual stockholders meeting. The Company's board presently consists of eight (8) directors whose terms expire at the Annual Meeting, except for Mr. Steven Madden who will resign as a director of the Company effective July 1, 2001 and who has not been nominated to serve as a director in the Proxy Statement. Officers are elected annually by and serve at the discretion of the Board of Directors.

              The Board has nominated nine (9) candidates to serve as directors. The names and biographical summaries of the nine (9) persons who have been nominated by the Board of Directors to stand for election at the Annual Meeting have been provided below for your information. The Board of Directors has proposed that these persons be elected at the Annual Meeting to serve until the next annual meeting of stockholders. The proxies will be voted for the election of the nine (9) nominees listed below as directors of the Company unless otherwise specified on the form provided. A plurality of the votes of shares of Common Stock present in person or represented by proxy at the Annual Meeting will be necessary to elect the directors listed below. If, for any reason, any of the nominees shall be unable or unwilling to serve, the proxies will be voted for a substitute nominee who will be designated by the Board of Directors at the Annual Meeting. Stockholders may abstain from voting by marking the appropriate boxes on the enclosed proxy. Abstentions shall be counted separately and shall be used for purposes of calculating quorum.

Biographical Summaries of Nominees for the Board of Directors

         Charles Koppelman has been a director of the Company since June 1998 and acting Chairman of the Board since June 2000. As of July 1, 2001, Mr. Koppelman will become the Company's Executive Chairman of the Board. In addition, Mr. Koppelman will also be the Chairman of the newly created Office of the Chairperson which is responsible for corporate policy and strategic planning and presently scheduled to remain in effect until December 31, 2001. Presently, Mr. Koppelman serves as the Chairman and Chief Executive Officer of EMI Music Publishing Worldwide and as Chairman and Chief Executive Officer of EMI Record Group, North America. From 1988 to 1997, Mr. Koppelman served as the Chairman and Chief Executive Officer of EMI Capital Music, N.A. See "Recent Developments."

         Jamieson Karson has been a director of the Company since January 2, 2001. As of July 1, 2001, Mr. Karson will become the Company's Chief Executive Officer and Vice Chairman of the Board. As Chief Executive Officer, Mr. Karson will be a member of the newly created Office of the Chairperson. Mr. Karson has practiced law for over 17 years. He has been a partner in the New York City law firm of Tannenbaum Helpern Syracuse & Hirshtritt LLP since January 1, 1997 where he served on the firm's three person Finance Committee. Previously, he was a partner at the law firm of Karson McCormick from February 1992 through December 31, 1996. Prior to that, Mr. Karson was an associate attorney at the law firm of Shea & Gould. See "Recent Developments."

         Rhonda J. Brown has been the President of the Company since February 2000, a director of the Company since October 1996 and will become a member of the newly created Office of the Chairperson in July 2001. Ms. Brown also served as Chief Operating Officer of the Company from July 1996 to January 2001. Prior to joining the Company, Ms. Brown served as President and Chief Executive Officer of Icing, Inc. from May 1995 to December 1995. Previously, from August 1992 to December 1994, Ms. Brown served as Merchandise President of Macy's East, a division of R.H. Macy & Co., Inc. From July 1988 to July 1992. Ms. Brown served as Senior Vice-President and General Merchandise Manager of Lord & Taylor, a division of the May Company. See "Recent Developments."

         Arvind Dharia has been the Chief Financial Officer of the Company since October 1992 and a director since December 1993. From December 1988 to September 1992, Mr. Dharia was Assistant Controller of Millennium III Real Estate Corp. See "Recent Developments."

         Gerald Mongeluzo has been President of Adesso-Madden, Inc., a wholly owned subsidiary of the Company, since September 1995. Previously, Mr. Mongeluzo was the founder and President of Adesso Shoes, Inc., a buying agent of private label shoes. From 1987 through 1991, Mr. Mongeluzo was the President of the Prima Barabaro Division of Cells Enterprise, Inc. Mr. Mongeluzo founded Prima Shoes, Inc., a buying agent of private label shoes, and served as its President from 1974 to 1987.

         Marc S. Cooper has served as a Managing Director of Peter J. Solomon Company in its Mergers and Acquisitions Department since May 1999. Previously, Mr. Cooper worked at Barington Capital Group from March 1992 to May 1999, where he was a founding member and Vice Chairman overseeing its investment banking operations. Prior to his tenure with Barington Capital Group, Mr. Cooper spent three years as a partner of Scharf Brothers, a private merchant banking firm. Currently, Mr. Cooper serves as a director of Thinking Tools, Inc. and Precache, Inc.

         John L. Madden has been a director of the Company since the Company's inception. Since April 1998, Mr. Madden has owned and managed a branch office of Tradeway Securities Group, Inc. in Florida. From May 1996 through December 1996, Mr. Madden formed JLM Consultants, Inc. which acted as a branch office of Merit Capital, Inc. for several broker-dealers. From May 1994 to May 1996, Mr. Madden served as Vice President of Investments for GKN Securities, Inc. From August 1993 to April 1994, Mr. Madden was employed by Biltmore Securities, Inc. as Managing Director and registered sales representative. Mr. Madden is the brother of Steven Madden, the Company's founder and as of the date of this Proxy Statement Chief Executive Officer. See "Recent Developments."

         Peter Migliorini has been a director of the Company since October 1996. From 1994 to present, Mr. Migliorini has served as Sales Manager for Greschlers, Inc., a major supply company located in Brooklyn, New York. From 1987 to 1994 Mr. Migliorini served as Director of Operations for Mackroyce Group. Mr. Migliorini has previously served in a number of capacities, ranging from Assistant Buyer to Chief Planner/Coordinator for several shoe companies including Meldico Shoes, Perry Shoes, and Fasco Shoes. See "Recent Developments."

         Heywood Wilansky has been a director of the Company since January 2, 2001. Mr. Wilansky served as the President and Chief Executive Officer of Bon-Ton Stores, Inc, from August 1995 to July 2000 and a director of Bon-Ton Stores, Inc. from August 1995 to present. Prior to that, he was employed by The May Department Stores Company for more than 19 years, last serving as President and Chief Executive Officer of the Foley's division from1992 to 1995. Mr. Wilansky is a director of First Washington Realty Trust, a real estate organization which principally owns neighborhood shopping centers.

Recommendation of the Board of Directors

              The Board of Directors unanimously recommends a vote FOR the election of Ms. Rhonda Brown and Messrs. Charles Koppelman, Jamieson Karson, Arvind Dharia, Gerald Mongeluzo, Marc Cooper, John L. Madden, Peter Migliorini and Heywood Wilansky. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the above listed nominees and AGAINST any other nominees.

Director Compensation

              Directors who are also employees of the Company are not paid any fees or other remuneration for service on the Board or any of its Committees. Each non-employee director receives (i) an annual grant of options to purchase 10,000 shares of Common Stock at an exercise price per share equal to two dollars ($2.00) above the fair market value of the Common Stock on the date of grant and (ii) twenty thousand dollars ($20,000) in immediately available funds. In addition, non-employee directors are reimbursed by the Company for all expenses related to attending meetings.

              On July 18, 2000, the Company granted Mr. Koppelman 50,000 options at an exercise price of $7.00 per share as compensation for assuming the duties of Chairman of the Board of the Company pursuant to a letter dated July 25, 2000 (the "Option Letter"). These options vested on July 18, 2000 and will expire on July 18, 2005. The Option Letter provided that if Mr. Koppelman continued his service as acting Chairman of the Board, he was entitled to receive 75,000 options at an exercise price of $7.00 per share which options were issued on May 31, 2001. In addition, he was also entitled to receive 75,000 options on each of May 31, 2002, 2003 and 2004 at an exercise price per share equal to the closing bid price of the Company's common stock on the date of grant (the "Additional Options"). In connection with the execution of his Employment Agreement with the Company, Mr. Koppelman surrendered all of the Additional Options. See "Employment Agreements."

Meetings and Committees of the Board of Directors

              The Board of Directors met six (6) times during the fiscal year ended December 31, 2000. The Board of Directors has standing Audit, Real Estate and Compensation Committees.

              The Audit Committee of the Board of Directors has consisted of directors Charles Koppelman, Peter Migliorini and Heywood Wilansky, none of whom was an employee of the Company during 2000. The Audit Committee is primarily responsible for reviewing the services performed by the Company's independent public accountants, evaluating the Company's accounting policies and its system of internal controls, and reviewing significant finance transactions.

              The audit functions of the Audit Committee are focused on three areas:

              - the adequacy of the Company's internal controls and financial reporting process and the reliability of the Company's financial statements.

              - the independence and performance of the Company's independent public accountants.

              - the Company's compliance with legal and regulatory requirements.

              The Audit Committee meets with management periodically to consider the adequacy of the Company's internal controls and the objectivity of its financial reporting. The Audit Committee discusses these matters with the Company's independent public accountants and with appropriate Company financial personnel. Meetings are held with the independent public accountants who have unrestricted access to the Audit Committee. The Audit Committee also recommends to the Board the appointment of the independent public accountants and reviews periodically their performance and independence from management. In addition, the Audit Committee reviews the Company's financing plans and reports recommendations to the full Board of Directors for approval and to authorize action. The Directors who served on the Audit Committee during 2000 were all "Independent" for purposes of The Nasdaq Stock Market listing standards. That is, the Board of Directors has determined that no member of the Audit Committee had a relationship to the Company that may interfere with its independence from the Company and its management. At the first meeting of the Board of Directors Meeting following the Annual Meeting, Charles Koppelman will relinquish his membership on the Audit Committee and Marc Cooper will be nominated to be a member of the Audit Committee. The Board has adopted a written charter setting out the audit related functions the Audit Committee is to perform. A copy of that charter is attached to this Proxy Statement as Annex B.

              Management has primary responsibility for the Company's financial statements and the overall reporting process, including the Company's system of internal controls. The independent public accountants audit the annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discuss with the Audit Committee any issues they believe should be raised with the Audit Committee. During 2000, the Audit Committee met two (2) times.

Audit Committee Report

              This year, the Audit Committee reviewed the Company's audited financial statements and met with both management and Richard A. Eisner & Company, LLP, the Company's independent public accountants, to discuss such audited financial statements. Management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has received from and discussed with Richard A. Eisner & Company, LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from the Company. The Audit Committee also discussed with Richard
A. Eisner & Company, LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

Audit Fees

              For the year ended December 31, 2000, the Company incurred professional fees to its independent public accountants in the amount of $120,000 related to auditing services.

Financial Information Systems Design and Implementation Fees

              For the year ended December 31, 2000, there were no fees billed by the Company's independent public accountants for professional services rendered for information technology services relating to financial information systems design and implementation.

All Other Fees

              For the year ended December 31, 2000, the Company incurred professional fees to its independent public accountants in the amount of $236,000 related to all other services.

              The Audit Committee has considered whether the non-audit services provided by the Company's independent public accountants during the year ended December 31, 2000 were compatible with the independent public accountants' independence and has concluded that the Company's independent public accountants have maintained its independence.

                                       AUDIT COMMITTEE

                                       Charles Koppelman,
                                       Peter Migliorini
                                       Heywood Wilansky

              The Compensation Committee of the Board of Directors has consisted of directors Charles Koppelman, John Madden and Peter Migliorini. The Compensation Committee is primarily responsible for approving salaries, bonuses and other compensation for the Company's Chief Executive Officer and named executive officers, reviewing management recommendations relating to new incentive compensation plans and changes to existing incentive compensation plans, and administering the Company's stock plans, including granting options and setting the terms thereof pursuant to such plans (all subject to approval by the Board of Directors). During 2000, the Compensation Committee met two (2) times.

              The Real Estate Committee of the Board of Directors has consisted of directors Steven Madden, Rhonda Brown and Jamieson Karson. The Real Estate Committee is primarily responsible for overseeing real estate transactions for the Company. In light of the Company's aggressive retail store expansion plan, the Real Estate Committee was formed to consider proposed real estate transactions for approval. During 2000, the Real Estate Committee met twelve
(12) times.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

              Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company during the year ended December 31, 2000, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were satisfied.

Recent Developments

         On June 20, 2000, Steven Madden, the Company's former Chairman and current Chief Executive Officer, was indicted in the United States District Courts for the Southern District and Eastern District of New York. The indictments alleged that Mr. Madden engaged in securities fraud and money laundering activities. In addition, the Securities and Exchange Commission filed a complaint in the United States District Court for the Eastern District of New York alleging that Mr. Madden violated Section 17(a) of the Securities Exchange Act of 1934, as amended. On May 23, 2001, Steven Madden entered into a plea agreement with the U.S. Attorney's Office related to the federal charges filed against him. In addition, Mr. Madden reached a separate settlement agreement with the Securities and Exchange Commission regarding the allegations contained in its complaint. As a result, Mr. Madden has informed the Company that effective as of July 1, 2001, he will resign as the Company's Chief Executive Officer and as a member of the Company's Board of Directors. Mr. Madden will thereafter serve as the Company's Creative and Design Chief, a non-executive position. It is expected that Mr. Madden will be sentenced in September 2001 and will return to work for the Company as its Creative and Design Chief following his incarceration. Under the settlement agreement with the Securities and Exchange Commission, Mr. Madden has agreed to not serve as an officer or director of a publicly traded company for 7 years.

         Neither the indictments nor the Securities and Exchange Commission complaint allege any wrongdoing by the Company or its other officers and directors. In connection with Steven Madden relinquishing his position as Chief Executive Officer of the Company, the Company entered into an amended employment agreement with Steven Madden and new employment agreements with Charles Koppelman and Jamieson Karson. See "Employment Agreements."

         On March 14, 2001, the Company became aware that the Securities and Exchange Commission had issued a formal order of investigation with respect to trading in the Company's securities. The Company has reason to believe that the Staff is investigating possible securities law violations by persons trading in the Company's securities prior to June 20, 2000 who may have been in possession of alleged material, non-public information. As previously disclosed on Form 4's filed with the Securities and Exchange Commission, certain officers and directors of the Company sold shares of the Company's common stock during 1999 and the first half of 2000. Each of such officers and directors has denied having knowledge of any material, non-public information prior to engaging in such transactions.

Directors and Executive Officers

              Certain information concerning the directors and executive officers of the Company is set forth below:

Name                  Age        Position(s) with the Company
----                  ---        ----------------------------

Charles Koppelman      60        Chairman of the Board(1)

Steven Madden          44        Chief Executive Officer and Director(2)

Rhonda Brown           45        President and Director(3)

Arvind Dharia          51        Chief Financial Officer, Director and Secretary

Richard Olicker        43        Chief Operating Officer(4)

Gerald Mongeluzo       60        President of Adesso-Madden, Inc., Director
                                 Nominee

Mark Jankowski         40        General Merchandise Manager

Robert Schmertz        37        President of Shoe Biz, Inc. and Diva
                                 Acquisition Corp.

Joseph Masella         52        President of l.e.i. Footwear and Stevies, Inc.

Les Wagner             60        Vice President of Real Estate of Steven Madden
                                 Retail, Inc. and Director(5)

John L. Madden         53        Director

Peter Migliorini       52        Director

Jamieson Karson        43        Director(6)

Heywood Wilansky       52        Director(7)

John Basile            49        Executive Vice President and Director(8)

Marc Cooper            39        Director Nominee

-----------------

(1) Mr. Koppelman was appointed Acting Chairman of the Board in June 2000. Effective July 1, 2001, Mr. Koppelman will serve as Executive Chairman of the Board. See "Recent Developments."
(2) Mr. Madden held the additional titles of President until February 2000 and Chairman of the Board until June 2000. Mr. Madden has informed the Company that, as of July 1, 2001, he will resign as a director and Chief Executive Officer of the Company. On July 1, 2001, Mr. Madden will become the Company's Creative and Design Chief. See "Recent Developments."
(3) Ms. Brown was appointed President in February 2000 and relinquished her position as Chief Operating Officer in January 2001.
(4)  Mr. Olicker commenced his employment with the Company in January 2001.
(5) Mr. Wagner resigned as officer of Steven Madden Retail, Inc. and a director of the Company in March 2001.
(6) Mr. Karson was appointed as a director of the Company in January 2001. Effective July 1, 2001, Mr. Karson will serve as the Company's Chief Executive Officer and Vice Chairman of the Board. See "Recent Developments."
(7)  Mr. Wilansky was appointed as a director of the Company in January 2001.
(8)  Mr. Basile resigned as officer and director of the Company in December
     2000.

         See "Biographical Summaries of Nominees for the Board of Directors" for biographical summaries of Ms. Rhonda Brown and Messrs. Charles Koppelman, Jamieson Karson, Arvind Dharia, Gerald Mongeluzo, Marc Cooper, John L. Madden, Peter Migliorini and Heywood Wilansky.

         Steven Madden has been the Chief Executive Officer and a director since the Company's inception. In February 2000, Mr. Madden relinquished the position of President which he held since the Company's inception, and in June 2000, Mr. Madden resigned as Chairman of the Board. Mr. Madden has informed the Company that, effective as of July 1, 2001, he will resign as the Company's Chief Executive Officer and as a member of the Company's Board of Directors. As of July 1, 2001, Mr. Madden will become the Company's Creative and Design Chief. In 1980, Mr. Madden joined L.J. Simone, a domestic footwear manufacturer, as an Account Executive. After leaving L.J. Simone in 1988, Mr. Madden joined M.C.M. Footwear, where he commenced the design, development and marketing of the "Souliers" line of footwear for women. In 1990, Mr. Madden founded the Company. See "Recent Developments."

         Richard Olicker has been Chief Operating Officer of the Company since January 3, 2001. Prior to joining the Company, Mr. Olicker spent more than 12 years at AeroGroup International, Inc., marketers of Aerosoles and What's What shoes. As cofounder of Aerosoles, Mr. Olicker served as President of the company's private label division and was responsible for managing all aspects of sourcing, production, pricing, sales, service, systems and finance. Mr. Olicker began his career in footwear in 1982 as the General Counsel and Licensing Director at El Greco Leather Products and later held an executive position with the apparel licensing firm New Retail Concepts, Inc.

         Mark Jankowski has been the General Merchandise Manager of the Company since December 2000. Previously, Mr. Jankowski had been the President of Steve Madden Retail, Inc. from February 1999 to December 2000 and the Company's Vice President of Product Development from 1995 to 1999. From 1980 to 1995, Mr. Jankowski held several positions at Edison Brothers including Head of Buying.

         Robert Schmertz has been the President of Shoe Biz, Inc., a wholly owned subsidiary of Steve Madden Retail Inc. since May 1998 and President of Diva Acquisition Corp. since January 2001. Before joining the Company, Mr. Schmertz was President of Daniel Scott Inc. from November 1995 to May 1998. Previously, Mr. Schmertz was the East Coast Sales Manager for Impo International from January 1993 through November 1995. From April 1990 to December 1992, Mr. Schmertz served as a sales representative for Espirit de Corp. based in San Francisco, California.

         Joseph Masella has been President of Stevies, Inc. since April 2000 and the Company's l.e.i. Footwear Division since July 1998. Previously, he was Vice President-Sales of the Company's Adesso-Madden subsidiary since October 1995. From 1992 to 1995, Mr. Masella served as General Manager-Far East Division of US Shoe Co.

         Les Wagner was the Vice President-Real Estate for Steven Madden Retail, Inc. from April 1999 to March 2001 and a Director of the Company from October 1996 to March 2001. Mr. Wagner resigned as officer of Steven Madden Retail, Inc. and a Director of the Company in March 2001. From 1993 to 1996, Mr. Wagner served as the President of Baker/Leeds Shoe Store, a Division of Edison Brothers Stores, Inc. Mr. Wagner has served in a number of other capacities for Baker/Leeds from 1963 to 1993 which included, General Merchandise Manager from 1989 to 1993; Vice President Real Estate Northeast Area from 1988 to 1989; and President, Gussini Discount Shoe Division from 1987 to 1988. Mr. Wagner attended Harvard University, completing the Advanced Management Program (AMP 100).

         John Basile was the Company's Director of Operations from June 1994 until December 1997 and the Company's Executive Vice President from January 1998 through December 2000. Mr. Basile was a director of the Company from November 1996 through December 2000. Mr. Basile resigned as officer and Director of the Company in December 2000. Currently, Mr. Basile is a consultant to the Company. From 1990 to 1994, Mr. Basile was Executive Vice President of Cougar U.S.A. responsible for the United States Division of Susan Shoes of Canada. Previously, Mr. Basile was a Sales Manager at Bellini Imports from 1980 to 1990.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

         The following table sets forth for each of the last three fiscal years ended December 31, 2000, December 31, 1999 and December 31, 1998 the remuneration paid by the Company to its Chief Executive Officer and the four other most highly compensated executive officers:

                                        SUMMARY COMPENSATION TABLE
---------------------------------------------------------------------------------------------------------
                                            ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                           ------------------------------------------------------------------------------
NAME AND                   FISCAL                                           AWARDS           OTHER ANNUAL
PRINCIPAL POSITION         YEAR          SALARY($)        BONUS($)         OPTIONS(1)        COMPENSATION

---------------------------------------------------------------------------------------------------------

Steven Madden,             2000          $300,000         $400,000              -0-           $311,437(2)
Chief Executive Officer    1999          $275,000         $800,000              -0-           $318,641(2)
                           1998          $274,231         $0.00            191,189            $315,394(2)

Rhonda Brown,              2000          $270,052         $581,150         190,575
President                  1999          $257,278         $537,920              -0-
                           1998          $236,888         $242,493         188,811

John Basile, Executive     2000          $250,000         $614,047              -0-
Vice President(3)          1999          $299,135         $ 88,299         100,000
                           1998          $274,711         $189,000         250,000

Arvind Dharia,             2000          $171,769         $ 80,000          25,000            $ 91,743(4)
Chief Financial Officer    1999          $140,000         $ 39,367          25,000            $ 88,606(4)
                           1998          $140,000         $ 46,561          32,000            $ 86,891(4)

Gerald Mongeluzo           2000          $257,653         $ 75,000              -0-
President, Adesso-         1999          $249,769         $ 50,000              -0-
Madden, Inc.               1998          $230,992         $ 35,000          50,000

   ----------------------
   (1)   Options to purchase shares of Common Stock.
   (2)   Life insurance premium and other expenses paid on behalf of Mr. Madden.
   (3)   Mr. Basile's employment with the Company terminated in December 2000.
   (4)   Life insurance premium paid on behalf of Mr. Dharia.

         The following table sets forth certain information with respect to options granted during the last fiscal year to the Company's executive officers named in the above Summary Compensation Table.

                                      Option/SAR Grants In Last Fiscal Year
                                      -------------------------------------


                                       Percent of                                       Potential Realizable Value
                     Number of           Total                                         at Assumed Annual Rates of
                     Securities       Options/SARS     Exercise                          Stock Price Appreciation
                     Underlying        Granted to      or Base                              for Option Term
                    Options/SARS      Employees in      Price                          --------------------------
Name                 Granted (#)      Fiscal Year%      ($/Sh)     Expiration Date         5%              10%
----                 -----------      ------------     --------    ---------------     ----------     ------------
Rhonda Brown           190,575            38.9%         $11.63     August 30, 2010     $1,393,874      $3,532,350

Arvind Dharia           25,000             5.1%         $ 6.57      June 29, 2010      $  103,296      $  261,772

         The following table sets forth certain information with respect to options exercised during the last fiscal year by the Company's executive officers named in the Summary Compensation Table, and with respect to unexercised options held by such persons at the end of the last fiscal year:

         Aggregate Option/SAR Exercises In Last Fiscal Year And Fiscal Year-End Option/SAR Values
         ----------------------------------------------------------------------

                        Shares                              Number of Securities            Value of Unexercised in the
                     Acquired on     Value Realized        Underlying Unexercised              Money Options/SARs at
Name                 Exercise (#)          $             Options/SARS at FY-End (#)                FY-End ($) (1)
----                 ------------    --------------     -----------------------------      -----------------------------
                                                        Exercisable     Unexercisable      Exercisable     Unexercisable
                                                        -----------     -------------      -----------     -------------
Steven Madden          100,000         $1,268,943        1,051,189               --          4,734,238              --

Rhonda Brown           100,000         $1,036,803          230,454          142,931                  0               0

Arvind Dharia           15,000         $  157,488           95,750            6,250            118,136           6,625

John Basile             45,000         $  418,359          470,000               --          1,601,100              --

Gerald Mongeluzo            --                 --           62,500               --             25,625              --


-------------------
(1) Based upon a closing price on December 29, 2000 of $7.63 per share as reported by The Nasdaq Stock Market.

1999 Stock Plan

         As of March 15, 1999, the Board of Directors of the Company adopted the 1999 Stock Plan (the "1999 Plan"), and on June 4, 1999 the Company's stockholders approved the adoption of the 1999 Plan. In May 2000, the Company's stockholders approved an amendment to the 1999 Plan increasing the number of shares of common stock subject to the plan from 400,000 to 975,000 shares. As of the Record Date, options to purchase 621,100 shares of Common Stock have been granted pursuant to the 1999 Plan. The purpose of the 1999 Plan is to provide a means whereby directors and selected employees, officers, agents, consultants, and independent contractors of the Company, may be granted incentive stock options and/or nonqualified stock options to purchase shares of common stock, in order to attract and retain the services or advice of such directors, employees, officers, agents, consultants, and independent contractors and to provide additional incentive for such persons to exert maximum efforts for the success of the Company by encouraging stock ownership in the Company. The 1999 Plan Proposal is expected to provide even greater flexibility to the Company's compensation methods, after giving due consideration to competitive conditions and the impact of federal tax laws. See Proposal Number 2 - Amendment of the 1999 Stock Plan.

Other Options

         In March 1995, the Company issued options to purchase 1,000,000 shares of its Common Stock to a company wholly owned by Steven Madden. The options were subsequently transferred to Steven Madden. The options which are fully exercisable, have an exercise price of $1.75 and an exercise period of 10 years. As of the Record Date, 500,000 of these options remain unexercised. Unearned compensation was recorded in the amount of $575,000 which represented the difference between the exercise price and the fair value of the stock on the date of grant and was classified as a component of stockholders equity. The unamortized portion was charged to operations in 1997 in connection with Steven Madden's then-existing amended employment agreement.

Employment Agreements
---------------------

         In July 1996, the Company entered into a three (3) year employment agreement with Rhonda Brown pursuant to which Ms. Brown agreed to serve as the Company's Chief Operating Officer. The Company agreed to pay Ms. Brown an annual salary of $200,000 plus a 10% annual increase in the base salary. The agreement provided that Ms. Brown received options to purchase 66,000 shares of the Company's Common Stock at an exercise price equal to the closing bid price of the Company's Common Stock on June 28, 1996, as quoted on The Nasdaq Stock Market. As of May 1, 1998, the Company and Ms. Brown amended her employment agreement so that (i) the term of her employment agreement is extended to July 31, 2001 and (ii) her annual base salary increase will be reduced from 10% per annum to 5% per annum commencing on July 1, 2000. In addition, in the event that a "change of control" of the Company occurs without Ms. Brown's consent, she is entitled to receive an amount equal to the greater of (i) the balance of the Base Salary during the remainder of the term, and (ii) the Base Salary for two years and Ms. Brown's most recent annual bonus multiplied by the number of years remaining under the agreement. As of March 15, 1999, the Company and Ms. Brown executed a second amendment to her employment agreement. The second amendment accelerated the reduction in her annual base salary increase from July 1, 2000 to July 1, 1999 and reduced by one half (1/2) the number of the options issuable as an option bonus. In February 2000, Ms. Brown was appointed as the President of the Company and in January, 2001 Ms. Brown relinquished her title as Chief Operating Officer.

         In November 2000, the Company and Ms. Brown amended her employment agreement to extend the term of her employment agreement to December 31, 2003. The Company agreed to pay Ms. Brown an annual base salary of (i) two hundred seventy five thousand dollars ($275,000) through December 31, 2000, (ii) three hundred fifty thousand dollars ($350,000) from January 1, 2001 through June 30, 2002, and (iii) four hundred thousand dollars ($400,000) from July 1, 2002 through December 31, 2003. In addition, the most recent amendment provides that Ms. Brown is entitled to receive a cash bonus equal to four percent (4%) of the amount by which the aggregate EBIT-D (earnings before the payment of interest or taxes or a deduction for depreciation) for the four (4) calendar quarters ending on the most recent December 31st exceeds EBIT-D for the four (4) calendar quarters ending on the preceding December 31st. The agreement also provides that on each August 31st during the term of the Agreement, Ms. Brown is entitled to receive options (the "Performance Options") to purchase 100,000 shares of Common Stock of the Company. The options comprising the Performance Options are exercisable at a price equal to the average closing bid price of the Company's shares of Common Stock for the five trading days ending on August 29th. Ms. Brown's employment agreement contains other customary provisions.

         In January 1998, the Company entered into a four (4) year employment agreement with Arvind Dharia, pursuant to which Mr. Dharia will serve as the Company's Chief Financial Officer. The term of the agreement is subject to automatic extension for one (1) year unless either party terminates the agreement with ninety (90) days' prior notice. The Company agreed to pay Mr. Dharia an annual salary of $140,000 subject to annual incremental increases of ten percent (10%) commencing on the third anniversary of the employment agreement. The agreement provides that Mr. Dharia receive options to purchase 25,000 shares of the Company's Common Stock on June 30 of each year during the term of the agreement. The options are to vest quarterly over a period of one
(1) year and are exercisable at an exercise price equal to the closing bid price of the Company's Common Stock on June 30 of each year, as quoted on The Nasdaq Stock Market. If the Company does not extend the term of Mr. Dharia's employment agreement (other than "for cause" or "total disability"), Mr. Dharia shall receive severance pay equal to three months salary on the expiration of the agreement. In addition, in the event of Mr. Dharia's total disability or death the Company is obligated to pay Mr. Dharia or his estate an amount equal to the appropriate salary for the twelve (12) month period immediately subsequent to the date of his total disability or death. In the event Mr. Dharia's employment agreement is terminated for any reason other than "for cause" or due to his "total disability", the Company is obligated to pay Mr. Dharia the balance of his salary and benefits, fifty percent (50%) on January 1 after the date of termination and the remaining fifty percent (50%) one year after. Further, in the event of a "change in control" of the Company, Mr. Dharia is entitled to terminate the employment agreement and to receive the balance of his salary upon termination and an amount equal to his bonus (if any) for the preceding calendar year multiplied by the remaining years left under his employment agreement plus $200,000 as severance pay. Mr. Dharia's employment agreement contains other customary provisions.

         In January 2001, the Company entered into a two (2) year employment agreement with Richard Olicker pursuant to which Mr. Olicker agreed to serve as the Company's Executive Vice President and Chief Operating Officer. The Company agreed to pay Mr. Olicker an annual base salary of $225,000 plus a 5% annual increase in the base salary. The agreement provides that Mr. Olicker receive options to purchase 75,000 shares of the Company's Common Stock at an exercise price equal to the closing bid price of the Company's Common Stock on January 2, 2001, as quoted on The Nasdaq Stock Market. Mr. Olicker is entitled to receive a cash bonus equal to two percent (2%) of the amount by which the aggregate EBIT-D (earnings before the payment of interest or taxes or a deduction for depreciation) for the fiscal year ending on the most recent December 31st exceeds EBIT-D the fiscal year ending on the preceding December 31st. The agreement also provides that Mr. Olicker receive a one time cash bonus of $125,000 in the event that the aggregate EBIT-D for any 4 consecutive fiscal quarters during the term of the agreement equals or exceeds $40,000,000. Mr. Olicker's employment agreement contains other customary provisions.

         In May 2001, the Company entered into an employment agreement with Charles Koppelman pursuant to which Mr. Koppelman agreed to serve as the Company's Executive Chairman of the Board. The term of Mr. Koppelman's employment under the agreement is two (2) years commencing on July 1, 2001 and ending on June 30, 2003. The Company agreed to pay Mr. Koppelman an annual base salary of $125,000. The Company also agreed to provide Mr. Koppelman with an annual $125,000 non-accountable expense allowance. The agreement provides that on or about July 10, 2001 Mr. Koppelman will receive options to purchase 100,000 shares of the Company's Common Stock at an exercise price equal the closing market price on the date prior to the grant date, as quoted on The Nasdaq Stock Market. These options shall vest quarterly over the one year period following the date of grant and shall be exercisable after vesting for a period of five
(5) years from the date of grant. The grant of these options is conditioned upon approval by the Company's stockholders of the Amendment of the Company's 1999 Stock Plan. On or about July 10, 2001, the Company will also issue to Mr. Koppelman 10,000 shares of restricted common stock, 25% of which shall become unrestricted at the end of each of the four quarters following the date of issuance. As of May 31, 2001, Mr. Koppelman received fully-vested options to purchase 75,000 shares of the Company's Common Stock, which are exercisable for a period of five (5) years from the date of grant at an exercise price of $7.00. These options were granted pursuant to an outstanding letter agreement between the Company and Mr. Koppelman (the "Option Letter"). In addition, the grant of these options is conditioned upon approval by the Company's stockholders of the Amendment of the Company's 1999 Stock Plan. Mr. Koppelman surrendered the remaining 225,000 options to be granted to him pursuant to the Option Letter in connection with the execution of his employment agreement. Pursuant to the terms of the employment agreement, Mr. Koppelman is also entitled to receive annual options to purchase 100,000 shares of the Company's Common Stock on the date of the Company's annual meeting held in each of 2002, 2003, and 2004. Twenty five percent (25%) of each annual option will vest at the end of each of the four full calendar quarters after the applicable grant date. The annual options shall be exercisable after vesting for a period of five (5) years from the date of grant at an exercise price equal to the lesser of (a) the closing market price on the applicable grant date, as quoted on The Nasdaq Stock Market (or such other market or exchange on which the Company's Common Stock is listed or traded) or (b) $13.50. In the event that Mr. Koppelman ceases to be either an employee or director of the Company, any annual option not yet granted shall be forfeited as of the date of termination; provided however, that if Mr. Koppelman's employment shall have been terminated (or not extended) by the Company other than For Cause (as defined in the agreement) or by Mr. Koppelman with Good Reason (as defined in the agreement) any annual options which were granted prior to such termination shall be deemed granted as of the date prior to the date of such termination. The employment agreement also provides that in the event there is a "change of control" of the Company, (i) all unvested options granted to Mr. Koppelman prior to such "change of control" shall immediately vest (ii) if Mr. Koppelman is an employee or director of the Company at the time of such "change of control", any annual options which have not been granted prior to such change of control shall immediately be granted and vest, and (iii) the exercise price of all unexercised options shall be reduced to $7.00. Mr. Koppelman's Employment Agreement contains other customary provisions, including provisions regarding confidentiality, solicitation and competition.

         In May 2001, the Company entered into an employment agreement with Jamieson Karson pursuant to which Mr. Karson agreed to serve as the Company's Chief Executive Officer and Vice Chairman of the Board. The term of Mr. Karson's employment under the agreement is three (3) years commencing on July 1, 2001 and ending on June 30, 2004. The term will be automatically extended for successive one year periods unless the Company timely notifies Mr. Karson of its intention not to extend the term. In connection with the execution of his Employment Agreement, Mr. Karson surrendered 5,000 options which had been granted to him for his service as an outside director. The Company agreed to pay Mr. Karson an annual salary of $375,000 which base salary will be subject to a 10% annual increase on each July 1st of the term if the Company's net income for the four calendar quarters ending on the most recent June 30th is greater than the net income for the four calendar quarters ending on the preceding June 30th. In addition, the agreement provides that: (a) Mr. Karson receive a cash bonus equal to $100,000 for fiscal year 2001 pro-rated for the number of months he serves as Chief Executive Officer in 2001 and (b) for each succeeding fiscal year that occurs during the term of employment, Mr. Karson receive a cash bonus, in an amount determined by the Board, not less than four percent (4%) of the increase in the Company's EBITDA (earnings before interest, tax, depreciation and amortization) over the EBITDA of the prior fiscal year. On or about July 10, 2001, Mr. Karson will receive options to purchase 100,000 shares of the Company's Common Stock at an exercise price equal to the closing market price on the date prior to the grant date as quoted on The Nasdaq Stock Market. These options shall vest quarterly over the one year period following the date of grant and shall be exercisable after vesting for a period of five (5) years from the date of grant. The grant of these options is conditioned upon approval by the Company's stockholders of the Amendment of the Company's 1999 Stock Plan. On or about July 10, 2001, the Company will also issue to Mr. Karson 10,000 shares of restricted common stock, 25% of which shall become unrestricted at the end of each of the four quarters following the date of issuance. Subject to approval by the Company's stockholders of the Amendment of the Company's 1999 Stock Plan and subject to availability of shares under such plan or any other plan designated by the Board of Directors and approved by the Company's stockholders, on or about the date of the Company's annual meeting for each year of the term of the agreement (beginning in 2002), Mr. Karson is entitled to receive, annual options to purchase shares of the Company's Common Stock equal to the dollar amount of the annual bonus received by Mr. Karson for the previous fiscal year; provided, however, that no annual option shall be for greater than 100,000 shares. The annual options shall vest quarterly over the one year period following the date of grant and shall be exercisable after vesting for a period of five (5) years from the date of grant at an exercise price equal to the closing price of the Company's Common Stock on the applicable date of grant, as quoted on The Nasdaq Stock Market (or such other market or exchange on which the Company's Common Stock is listed or traded). In addition, in the event of Mr. Karson's total disability or his death, the Company is obligated to continue to pay Mr. Karson

(or Mr. Karson's estate) his base salary for the twelve (12) month period immediately subsequent to the date of such total disability or death. In the event Mr. Karson's employment agreement is terminated (or not extended) for any reason other than For Cause (as defined in the agreement) or due to his death or his total disability, the Company is obligated to pay Mr. Karson an amount equal to the product of (i) Mr. Karson's base salary plus the cash bonus which Mr. Karson was paid for the immediately preceding fiscal year multiplied by (ii) the greater of (A) the number of years remaining on the term of the agreement or (B) two. In the event that there is a "change of control" transaction terminating Mr. Karson's employment, all unvested options to purchase shares of the Company's Common Stock held by Mr. Karson will vest on the date of termination and Mr. Karson will be entitled to receive a lump sum cash payment equal to (a) the amount of compensation that is accrued and unpaid through the date of termination and (b) three (3) times the total compensation (base salary and cash bonus) received by Mr. Karson for the preceding 12 month period ending December
31. Mr. Karson's employment agreement contains other customary provisions, including provisions regarding confidentiality, solicitation and competition.

         In May 2001, the Company entered into an employment agreement with Steven Madden, the Company's founder, pursuant to which Mr. Madden agreed to serve as the Company's Creative and Design Chief. The employment agreement amends and restates the prior employment agreement dated July 29, 1997 (and amended February 28, 2000). The term of Mr. Madden's employment under the agreement is ten (10) years commencing on July 1, 2001 and ending on June 30, 2011. The Company has agreed to pay Mr. Madden an annual base salary of $700,000, which the Board may increase, but not decrease, at any time. For each fiscal year during the term of the agreement, Mr. Madden is entitled to receive a cash bonus in an amount determined by the Board, but not less than 2% of the Company's EBITDA (earnings before interest, tax, depreciation and amortization for such year); provided however, that the Company is not required to pay such cash bonus for any fiscal year during which Mr. Madden is not actively engaged in the duties of Creative and Design Chief for at least six months. Subject to approval by the Company's stockholders of the Amendment of the Company's 1999 Stock Plan and subject to availability of shares under such plan or any other plan designated by the Board of Directors and approved by the Company's stockholders, on or about the date of the Company's annual meeting for each year of the term (beginning in 2002), Mr. Madden is eligible to receive, during the term of the agreement, annual options to purchase shares of the Company's common stock in an amount equal to not less than 150% of the largest aggregate amount of options granted to any other continuing full time employee of the Company over the 12 month period up to and including the applicable grant date; provided that all annual options shall be subject to final approval of the Board. The annual options shall vest quarterly over the 1 year period following the date of grant and shall be exercisable after vesting for a period of 5 years from the grant date at an exercise price equal to the closing price of the Company's Common Stock on the grant date as quoted on The Nasdaq Stock Market (or such other market or exchange on which the Company's Common Stock is listed or traded). The Company is not required to grant an annual option if Mr. Madden is not actively engaged in the duties of Creative and Design Chief for at least six months out of the twelve months immediately preceding the grant date for such annual option. The Company also agreed to provide Mr. Madden with an annual $200,000 non-accountable expense allowance which amount will be payable in equal monthly installments; provided however, that the Company will not be required to pay the non-accountable expense allowance for any month during which Mr. Madden is not actively engaged in the duties of Creative and Design Chief.

         In addition, in the event of Mr. Madden's total disability or death, the Company is obligated to continue to pay Mr. Madden (or Mr. Madden's estate) Mr. Madden's base salary for the twelve (12) month period immediately subsequent to the date of such total disability or death. In the event Mr. Madden's employment agreement is terminated for any reason other than "for cause" or due to his death or his total disability, the Company is obligated to pay Mr. Madden the balance of his base salary that would have been paid over the full term of the agreement if the agreement had not been terminated, fifty percent (50%) upon termination and the remaining fifty percent (50%) in equal annual installments until June 30, 2011. In the event there is a "change of control" transaction terminating Mr. Madden's employment, all unvested options to purchase shares of the Company's Common Stock held by Mr. Madden will vest on the date of termination and Mr. Madden will be entitled to receive a lump sum cash payment equal to (a) the amount of compensation that is accrued and unpaid through the date of termination and (b) three (3) times the total compensation (base salary, cash bonus and non-accountable expense allowance) received by Mr. Madden for the preceding 12 month period ending December 31.

         To the extent not previously assigned or consented to, except as provided below, (i) Mr. Madden sold, assigned and transferred to the Company the exclusive right and interest to his name and (ii) Mr. Madden consented to the use of his name as trademarks, service marks, corporate names and/or internet domain name addresses of the Company (the "Marks"). Mr. Madden also agreed to never challenge the Company's ownership of his name or the validity of the Company's ownership of the Marks or of any registration or application for registration thereof. Mr. Madden may however use his name for all non-commercial purposes and for use in connection with any business that is not in the design, manufacture, sale, marketing or distribution of (i) branded or designer footwear, apparel, accessories and other products in the categories of products sold by, or under license from, the Company or any of its affiliates, (ii) jewelry and other giftware, (iii) cosmetics, fragrances and other health and beauty care items, (iv) housewares, furniture, home furnishings and related products and (v) other products related to fashion, cosmetics or lifestyle (any of such activities being a "competitive business"). Further, Mr. Madden agreed to not directly or indirectly (i) engage in any competitive business in any relationship or capacity, (ii) solicit any customers of the Company, or (iii) solicit or employ any employee or agent to the Company, until the later of (a) June 30, 2011 or (b) the date which is twelve (12) months after the date on which Mr. Madden is no longer employed by the Company, or until twelve months after the date of termination should Mr. Madden be terminated in connection with a change of control. Mr. Madden's Employment Agreement contains other customary provisions.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee ("Committee") is responsible for reviewing and approving the Company's compensation policies and the compensation paid to its executive officers, including the Chief Executive Officer and the other named executive officers. The Compensation Committee is comprised of Charles Koppelman, Peter Migliorini and John Madden each of whom were non-employee Directors of the Company during 2000.

         The Compensation Committee's goal is to develop executive compensation policies and practices that are consistent with and linked to the Company's long term goal of maximizing shareholder value. The program is designed to facilitate the long-term success and growth of the Company through the attraction, motivation, and retention of outstanding executives.

         The objectives of the Company's executive compensation programs are to:
(i) attract and retain the highest quality executives, (ii) inspire and motivate executive officers to increase Company performance, (iii) align executive officers' financial interest with those of the Company's long-term investors, and (iv) reward executive officers for exceptional individual contributions to the achievement of the Company's objectives.

         Executive compensation consists of three components: base salary, annual incentive bonuses and long-term incentive awards (stock options). Each compensation component is offered to executives in varying combinations, structured in each case, to meet varying business objectives and to provide a level of total compensation comparable to similarly situated public companies.

         The 2000 compensation of Steven Madden, the Company's Chief Executive Officer, consisted primarily of base salary and discretionary bonus. The Compensation Committee believes that Mr. Madden's compensation should be heavily weighted towards enhancing stockholder value, and accordingly, a significant portion of Mr. Madden's compensation during 2000 was in the form of a discretionary bonus which bonus was based upon the Company's overall performance as well as Mr. Madden's contributions to the growth and success of the Company.

         The Company has negotiated employment agreements with respect to base salary, annual incentive awards and stock option awards for each of the Company's named executive officers based upon the Company's performance and the individual performance of such named executives.

         On May 1, 2001, the Board of Directors of the Company appointed Peter Migliorini and Heywood Wilansky, both independent, non-employee directors of the Company, to a special committee of the Board to consider, review and negotiate the terms of employment agreements for each of Steven Madden, Charles Koppelman and Jamieson Karson. The special committee, with the assistance of counsel, participated in the negotiation and review of the employment agreements for each of Messrs. Madden, Koppelman and Karson. The special committee was also assisted in its review and negotiation of the employment agreements by a prominent outside executive compensation consultation firm. After the special committee reviewed the final employment agreements and received the written opinion of the executive compensation consultation firm that such employment agreements were reasonable, the special committee recommended that the Board of Directors authorize the Company to enter into such agreements.

         The Internal Revenue Code of 1986 prohibits the Company from taking a tax deduction in any year for compensation paid the persons who would be named executive officers in that year in excess of $1 million unless such compensation is "performance-based compensation." The Company did not pay in 2000 any officer compensation which will be subject to the $1 million deduction limitation; however, the Company's Chief Executive Officer exercised options which when combined with other compensation paid by the Company resulted in his total compensation exceeding the $1 million deduction limitation. The Compensation Committee will take into consideration the $1 million deduction limitation when structuring future compensation packages for the Company's executive officers and, if appropriate and in the best interests of the Company, will conform such packages to permit the Company to take a deduction for the full amount of all compensation.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee makes all compensation decisions. During 2000, the following directors served on the Compensation Committee: Charles Koppelman, John Madden and Peter Migliorini. During the fiscal year 2000, no interlocking relationship existed between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

                                              COMPENSATION COMMITTEE

                                              Charles Koppelman
                                              John Madden
                                              Peter Migliorini

STOCK PERFORMANCE GRAPH

         The following graph compares the yearly percentage change in the cumulative total shareholder return on the Common Stock during the period beginning on December 31, 1996 and ending on December 31, 2000 with the cumulative total return on the Russell 2000 Index and the Standard & Poor's Footwear Index. The comparison assumes that $100 was invested on December 31, 1996 in the Company's Common Stock and in the foregoing indices and assumes the reinvestment of dividends.








                               GRAPH APPEARS HERE










--------------------------------------------------------------------------------
                            12/31/96   12/31/97   12/31/98   12/31/99   12/31/00
--------------------------------------------------------------------------------
Steven Madden, Ltd.           100       147.55     165.85     371.94     148.78
--------------------------------------------------------------------------------
Russell 2000 Index            100       120.69     116.53     139.40     133.53
--------------------------------------------------------------------------------
S&P Footwear Index            100        66.90      64.80      76.23      91.31
--------------------------------------------------------------------------------

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
         --------------------------------------------------------------

         The following table sets forth information as of the Record Date with respect to the beneficial ownership of the outstanding shares of the Company's Common Stock by (i) each person known by the Company to beneficially own five percent or more of the outstanding shares; (ii) the Company's officers and directors; and (iii) the Company's officers and directors as a group. A person is deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within sixty (60) days. See "Compensation of Directors and Executive Officers."

                                         Amount and
                                         Nature of             Percentage
         Name and Address                Beneficial            (%) of
         of Beneficial Owner(1)          Ownership(2)          Class(2)
         ----------------------          ------------          ----------

         Steven Madden(3)                2,241,005(4)              17.7%
         BOCAP Corp.(5)                  2,241,005(6)              17.7%
         Charles Koppelman(7)              110,000(8)                  *
         Jamieson Karson(9)                 15,000(10)                 *
         Rhonda Brown(11)                  348,386(12)              2.9%
         Arvind Dharia(13)                 102,000(14)                 *
         Gerald Mongeluzo(15)               62,500(16)                 *
         Richard Olicker(17)                 1,200                     *
         Mark Jankowski(18)                 50,000(19)                 *
         Robert Schmertz(20)                19,000(21)                 *
         Joseph Masella(22)                 27,425(23)                 *
         John Madden(24)                    15,000(25)                 *
         Peter Migliorini(26)               20,000(27)                 *
         Heywood Wilansky(28)                5,000(29)                 *
         Kennedy Capital
           Management, Inc.(30)            833,750                  7.2%
         Directors and Officers
            as a Group (13 persons)      3,016,516                 22.6%


*        indicates beneficial ownership of less than 1%.

(1) Unless otherwise indicated, the address of each beneficial owner is c/o Steven Madden, Ltd., 52-16 Barnett Avenue, Long Island City, New York 11104.
(2) Beneficial ownership as reported in the table above has been determined in accordance with Item 403 of Regulation S-K of the Securities Act of 1933 and Rule 13(d)-3 of the Securities Exchange Act, and based upon 11,595,905 shares of Common Stock outstanding.
(3) Mr. Madden is Chief Executive Officer and a director of the Company. Effective as of July 1, 2001, Mr. Madden will resign as a director and Chief Executive Officer of the Company, and thereafter, will serve as the Company's Creative and Design Chief.
(4) Includes (i) 1,184,816 shares of Common Stock held by BOCAP, a corporation owned by Mr. Madden, (ii) 1,051,189 shares of Common Stock issuable upon the exercise of options held by Mr. Madden. See "Executive Compensation-Employment Agreements."
(5)  BOCAP Corp. is a company wholly-owned by Steven Madden.
(6) Includes (i) 1,051,189 shares of Common Stock issuable upon the exercise of options held by Mr. Madden and (ii) 5,000 shares of Common Stock held by Mr. Madden.

(7) Mr. Koppelman was appointed Acting Chairman of the Board in June 2000. Effective July 1, 2001, Mr. Koppelman was appointed as Executive Chairman of the Board.
(8) Includes (i) 50,000 shares of Common Stock issuable upon the exercise of options held by Mr. Koppelman and (ii) 10,000 shares of Common Stock to be issued to Mr. Koppelman pursuant to his Employment Agreement with the Company, but excludes options to be issued to Mr. Koppelman pursuant to his Employment Agreement. See "Employment Agreements."
(9) Mr. Karson is a director of the Company. Effective July 1, 2001, Mr. Karson will serve as the Company's Chief Executive Officer and Vice Chairman of the Board.
(10) Includes (i) 5,000 shares of Common Stock issuable upon the exercise of options held by Mr. Karson and (ii) 10,000 shares of Common Stock to be issued to Mr. Karson pursuant to his Employment Agreement with the Company, but excludes options to be issued to Mr. Karson pursuant to his Employment Agreement. See "Employment Agreements."
(11) Ms. Brown is a director and the President of the Company.
(12) Includes 348,386 shares of Common Stock issuable upon the exercise of options held by Ms. Brown.
(13) Mr. Dharia is a director and the Chief Financial Officer of the Company.
(14) Includes 102,000 shares of Common Stock issuable upon the exercise of options held by Mr. Dharia.
(15) Mr. Mongeluzo is the President of Adesso-Madden, Inc., a subsidiary of the Company.
(16) Includes 62,500 shares of Common Stock issuable upon the exercise of options held by Mr. Mongeluzo.
(17) Mr. Olicker is the Chief Operating Officer of the Company.
(18) Mr. Jankowski is the General Merchandise Manager of the Company.
(19) Includes 50,000 shares of Common Stock issuable upon the exercise of options held by Mr. Jankowski.
(20) Mr. Schmertz is the President of Shoe Biz, Inc., a subsidiary of the Steven Madden Retail, Inc. and the President of Diva Acquisition Corp.
(21) Includes 9,000 shares held by Mr. Schmertz's wife.
(22) Mr. Masella is the President of l.e.i. Footwear and Stevies, Inc., a subsidiary of the Company.
(23) Includes 27,425 shares of Common Stock issuable upon the exercise of options held by Mr. Masella.
(24) John Madden, a director of the Company, is the brother of Steven Madden.
(25) Includes 15,000 shares of Common Stock issuable upon the exercise of options held by Mr. Madden.
(26) Mr. Migliorini is a director of the Company.
(27) Includes 20,000 shares issuable upon the exercise of options held by Mr. Migliorini
(28) Heywood Wilansky is a director of the Company.
(29) Includes 5,000 shares of Common Stock issuable upon the exercise of options held by Mr. Wilansky.
(30) Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2001. The address for such stockholder is 10829 Olive Blvd., St. Louis, MO 63141.

                                  PROPOSAL TWO

                        AMENDMENT OF THE 1999 STOCK PLAN

         At the 1999 Annual Meeting of Stockholders, the Company's stockholders approved the adoption of the Company's 1999 Stock Plan (the "1999 Plan"). The 1999 Plan originally authorized up to 400,000 shares of Company common stock for grants of non-qualified and incentive stock options. In May 2000, the Company's stockholders approved an amendment to the 1999 Plan increasing the number of shares of common stock subject to the plan from 400,000 to 975,000 shares. The Board of Directors has amended the 1999 Plan, subject to stockholder approval, to authorize 625,000 additional shares for future awards (the "1999 Plan Proposal"). The affirmative vote of the holders of a majority of the total votes cast on the 1999 Plan Proposal is needed to approve the 1999 Plan Proposal.

         Because of the limited number of remaining shares that may be granted under the 1999 Plan, the Board of Directors believes it is appropriate and necessary at this time to authorize additional shares for future awards. Authorization of these additional shares will allow grants to employees, consultants and directors in furtherance of the Company's goal of continuing to achieve significant gains in stockholder value and operating results.

         The Company intends to continue awarding options in order to attract and retain the services or advice of such directors, employees, officers, agents, consultants, and independent contractors and to provide additional incentive for such persons to exert maximum efforts for the success of the

Company and its affiliates. The following is a summary of the principal features of the 1999 Plan. The summary is qualified in its entirety by reference to the complete text of the 1999 Plan, as proposed to be amended. The proposed amendment to the 1999 Plan is set forth as Annex A to this Proxy Statement.

Description of the 1999 Plan

         The maximum number of shares of Common Stock with respect to which awards may be presently granted pursuant to the 1999 Plan is 975,000 shares. The 1999 Plan Proposal would authorize the use of up to an additional 625,000 shares of the Company's common stock for a total of 1,600,000 shares being subject of the 1999 Plan. Shares issuable under the 1999 Plan may be either treasury shares or authorized but unissued shares. The number of shares available for issuance will be subject to adjustment to prevent dilution in the event of stock splits, stock dividends or other changes in the capitalization of the Company.

         Subject to compliance with Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), the Plan shall be administered by the Board of Directors of the Company (the "Board") or, in the event the Board shall appoint and/or authorize a committee, such as the Compensation Committee, of two or more members of the Board to administer the Plan, by such committee (the "Plan Administrator"). Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have the authority, in its discretion, to determine all matters relating to the options to be granted under the Plan, including, without limitation, selection of whether an option will be an incentive stock option or a nonqualified stock option, selection of the individuals to be granted options, the number of shares to be subject to each option, the exercise price per share, the timing of grants and all other terms and conditions of the options.

         Options granted under the 1999 Plan may be "incentive stock options" ("Incentive Options") within the meaning of Section 422 of the Internal Revenue Code (the "Code") or stock options which are not incentive stock options ("Non-Incentive Options" and, collectively with Incentive Options, hereinafter referred to as "Options"). Each Option may be exercised in whole or in part; provided, that only whole shares may be issued pursuant to the exercise of any Option. Subject to any other terms and conditions herein, the Plan Administrator may provide that an Option may not be exercised in whole or in part for a stated period or periods of time during which such Option is outstanding; provided, that the Plan Administrator may rescind, modify, or waive any such limitation (including by the acceleration of the vesting schedule upon a change in control of the Company) at any time and from time to time after the grant date thereof. During an optionee's lifetime, any incentive stock options granted under the Plan are personal to such optionee and are exercisable solely by such optionee.

         The Plan Administrator can determine at the time the Option is granted in the case of Incentive Options, or at any time before exercise in the case of Non-Incentive Options, that additional forms of payment will be permitted. To the extent permitted by the Plan Administrator and applicable laws and regulations (including, without limitation, federal tax and securities laws and regulations and state corporate law), an Option may be exercised by:

                  (a) delivery of shares of Common Stock of the Company held by an optionee having a fair market value equal to the exercise price, such fair market value to be determined in good faith by the Plan Administrator;

                  (b) delivery of a properly executed notice of exercise, together with irrevocable instructions to a broker, all in accordance with the regulations of the Federal Reserve Board, to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price and any federal, state, or local withholding tax obligations that may arise in connection with the exercise; or

                  (c) delivery of a properly executed notice of exercise, together with instructions to the Company to withhold from the shares of Common Stock that would otherwise be issued upon exercise that number of shares of Common Stock having a fair market value equal to the Option exercise price.

         Upon a Change in Control of the Company, any award carrying a right to exercise that was not previously exercisable shall become fully exercisable, the restrictions, deferral limitations and forfeiture conditions applicable to any other award granted shall lapse and any performance conditions imposed with respect to awards shall be deemed to be fully achieved.

         Options granted under the 1999 Plan may not be transferred, pledged, mortgaged, hypothecated or otherwise encumbered other than by will or under the laws of descent and distribution, except that the Plan Administrator may permit transfers of awards for estate planning purposes if, and to the extent, such transfers do not cause a participant who is then subject to Section 16 of the Exchange Act to lose the benefit of the exemption under Rule 16b-3 for such transactions.

         For federal income tax purposes, the grant to an optionee of a Non-Incentive Option will not constitute a taxable event to the optionee or to the Company. Upon exercise of a Non-Incentive Option (or, in certain cases, a later tax recognition date), the optionee will recognize compensation income taxable as ordinary income, measured by the excess of the fair market value of the Common Stock purchased on the exercise date (or later tax recognition date) over the amount paid by the optionee for such Common Stock, and will be subject to tax withholding. The Company may claim a deduction for the amount of such compensation. The optionee will have a tax basis in the Common Stock purchased equal to the amount paid plus the amount of ordinary income recognized upon exercise of the Non-Incentive Option. Upon the subsequent sale of the Common Stock received upon exercise of the Non-Incentive Option, an optionee will recognize capital gain or loss equal to the difference between the amount realized on such sale and his or her tax basis in the Common Stock, which may be long-term capital gain or loss if the optionee holds the Common Stock for more than one year from the exercise date.

         For federal income tax purposes, neither the grant nor the exercise of an Incentive Option will constitute a taxable event to the optionee or to the Company, assuming the Incentive Option qualifies as an "incentive stock option" under Code ss.422. If an optionee does not dispose of the Common Stock acquired upon exercise of an Incentive Option during the statutory holding period, any gain or loss upon subsequent sale of the Common Stock will be long-term capital gain or loss, assuming the shares represent a capital asset in the optionee's hands. The statutory holding period is the later of two years from the date the Incentive Option is granted or one year from the date the Common Stock is transferred to the optionee pursuant to the exercise of the Incentive Option. If the statutory holding period requirements are satisfied, the Company may not claim any federal income tax deduction upon either the exercise of the Incentive Option or the subsequent sale of the Common Stock received upon exercise thereof. If the statutory holding period requirement is not satisfied, the optionee will recognize compensation income taxable as ordinary income on the date the Common Stock is sold (or later tax recognition date) in an amount equal to the lesser of (i) the fair market value of the Common Stock on that date less the amount paid by the optionee for such Common Stock, or (ii) the amount realized on the disposition of the Common Stock less the amount paid by the optionee for such Common Stock; the Company may then claim a deduction for the amount of such compensation income.

         The federal income tax consequences summarized hereinabove are based upon current law and are subject to change.

         The Board may amend, alter, suspend, discontinue or terminate the 1999 Plan at any time, except that any such action shall be subject to stockholder approval at the annual meeting next following such Board action if such stockholder approval is required by federal or state law or regulation or the rules of any exchange or automated quotation system on which the Common Stock may then be listed or quoted, or if the Board of Directors otherwise determines to submit such action for stockholder approval. In addition, no amendment, alteration, suspension, discontinuation or termination to the 1999 Plan may materially impair the rights of any participant with respect to any Option granted before amendment without such participant's consent. Unless terminated earlier by action of the Board of Directors, the 1999 Plan shall terminate ten
(10) years after adoption by the shareholders.

Recommendation of the Board of Directors

         The Board of Directors unanimously recommends a vote FOR approval of the 1999 Plan Proposal. Unless marked to the contrary, proxies received from Stockholders will be voted in favor of the 1999 Plan Proposal.


                                 PROPOSAL THREE

        RATIFICATION OF THE SELECTION OF THE FIRM OF RICHARD A. EISNER &
         COMPANY, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY

         The Board of Directors upon recommendation of the members of the Audit Committee, concluded that the continued engagement of Richard A. Eisner & Company, LLP as the Company's independent public accountants for the 2001 fiscal year was in the best interests of the Company. The affirmative vote of the holders of a majority of the total votes cast on this proposal is needed to ratify the selection of the firm of Richard A. Eisner & Company, LLP as independent public accountants for the Company. The Company has been advised that a representative of Richard A. Eisner & Company, LLP will be present at the meeting.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Richard A. Eisner & Company, LLP as independent public accountants for the Company. Unless marked to the contrary, proxies received from stockholders will be voted in favor of the ratification of the selection of Richard A. Eisner & Company LLP as independent public accountants for the Company for fiscal year 2001.

STOCKHOLDER PROPOSALS AND SUBMISSIONS
FOR THE COMPANY'S 2002 ANNUAL MEETING

If any stockholder wishes to present a proposal for inclusion in the proxy materials to be solicited by the Company's Board of Directors with respect to the 2002 Annual Meeting of stockholders, that proposal must be presented to the Company's secretary prior to December 1, 2001.



WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. YOUR VOTE IS IMPORTANT. IF YOU ARE A STOCKHOLDER OF RECORD AND ATTEND THE ANNUAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE VOTE.

                                           STEVEN MADDEN, LTD.


June 12, 2001                              By: /s/ CHARLES KOPPELMAN
                                               ----------------------------
                                               Charles Koppelman
                                               Acting Chairman of the Board

                                                                         ANNEX A

                               STEVEN MADDEN, LTD.
                                 1999 STOCK PLAN


         This Steven Madden, Ltd. 1999 Stock Plan (the "1999 Plan") is hereby amended as follows:

         1. Section 3 of the 1999 Plan is amended by deleting Section 3 in its entirety and replacing it with the following:

         SECTION 3. STOCK SUBJECT TO THE PLAN. The stock subject to this Plan shall be the Common Stock, presently authorized but unissued or subsequently acquired by the Company. Subject to adjustment as provided in Section 7 hereof, the aggregate amount of Common Stock to be delivered upon the exercise of all options granted under the Plan shall not exceed in the aggregate 1,600,000 shares as such Common Stock was constituted on the effective date of the Plan. If any option granted under the Plan shall expire, be surrendered, exchanged for another option, canceled, or terminated for any reason without having been exercised in full, the unpurchased shares subject thereto shall thereupon again be available for purposes of the Plan, including for replacement options which may be granted in exchange for such surrendered, canceled, or terminated options.

         2. Except as expressly amended hereby, the provisions of the Plan are and shall remain in full force and effect.

         3. This Amendment shall be effective immediately upon approval by the Company's Board of Directors and stockholders of the Company.

                                        Adopted by the Board of Directors
                                        this 30th day of March, 2001




                                        Approved by the Stockholders
                                        this ____ day of July, 2001

                                                                         ANNEX B

                             AUDIT COMMITTEE CHARTER

                                       of

                               STEVEN MADDEN, LTD.


         The Audit Committee is appointed by the Company's Board of Director to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's auditors.

         The members of the Audit Committee shall meet the independence and experience requirements of The Nasdaq Stock Market. The members of the Audit Committee shall be appointed by the Board.

         The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

         The Audit Committee shall make regular reports to the Board.

         The Audit Committee shall:

         1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

         2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

         3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

         4. Review with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q.

         5. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

         6. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor or management.

         7. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

         8.       Approve the fees to be paid to the independent auditor.

         9. Receive periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

         10. Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

         11. Review the appointment and replacement of the senior internal auditing executive, if any.

         12. Review the significant reports to management prepared by the accounting department and management's responses.

         13. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

         14. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

         15. Obtain reports from management, the Company's senior financial executive and the independent auditor that the Company's subsidiaries and/or affiliated entities are in conformity with applicable legal requirements.

         16. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

         17. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and management's response to that letter. Such review should include:

                  (a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information; and
                  (b) Any changes required in the planned scope of the audit.

         18. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

         19. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Employee Handbook and/or Code of Conduct.

         20. Review with the Company's legal counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

         21. Meet at least annually with the chief financial officer, the senior financial executive and the independent auditor in separate executive sessions.

         While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Employee Handbook and/or Code of Conduct.

STEVEN MADDEN, LTD.                                                        PROXY

                               STEVEN MADDEN, LTD.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE CLEARLY INDICATE A RESPONSE BY CHECKING ONE OF THE BOXES ([FOR] [WITHHOLD AUTHORITY] [AGAINST] OR [ABSTAIN]) NEXT TO EACH OF THE THREE (3) PROPOSALS

                  The undersigned hereby appoint(s) Charles Koppelman as a proxy (the "Proxy") for the undersigned, with the power of substitution and resubstitution to vote any and all shares of capital stock of Steven Madden, Ltd. (the "Company") which the undersigned would be entitled to vote as fully as the undersigned could do if personally present at the Annual Meeting of the Company, to be held on July 10, 2001, at 10:00 A.M. local time, and at any adjournments thereof, hereby revoking any prior proxies to vote said stock, upon the following items more fully described in the notice of and proxy statement for the Annual Meeting (receipt of which is hereby acknowledged):

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS NO. 1, 2 AND 3.

1.                ELECTION OF DIRECTORS
                  ---------------------

                           VOTE

[ ] FOR ALL nominees listed below EXCEPT as marked to the contrary below

[ ] WITHHOLD AUTHORITY to vote for ALL nominees listed below (INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name below.)

[ ]                        ABSTAIN

Charles Koppelman, Jamieson Karson, Rhonda J. Brown, Arvind Dharia, Gerald Mongeluzo, Marc Cooper, John L. Madden, Peter Migliorini and Heywood Wilansky

2.                AMENDMENT OF THE 1999 STOCK PLAN
                  --------------------------------

[ ]                        FOR the Amendment of the 1999 Stock Plan

[ ]                        AGAINST

[ ]                        ABSTAIN

3. RATIFICATION OF THE SELECTION OF RICHARD A. EISNER & COMPANY, LLP. AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR FISCAL YEAR 2001.
----------------------------------------------------------------------------

[ ]                        FOR the ratification of the selection of Richard A.
                           Eisner & Company, LLP.

[ ]                        AGAINST

[ ]                        ABSTAIN

                  THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE; UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF THE NINE (9) NOMINEES NAMED IN ITEM 1, (2) FOR THE AMENDMENT OF THE 1999 STOCK PLAN IN ITEM 2, (3) FOR THE RATIFICATION OF THE SELECTION OF RICHARD A. EISNER & CO., LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR FISCAL YEAR 2001 IN ITEM 3 AND (4) IN THE DISCRETION OF THE PROXY ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

                  In his discretion, Charles Koppelman (or his substitute (s)) is authorized to vote upon such other business as may properly come before the meeting.

                  Please mark, sign date and return this Proxy promptly using the accompanying postage pre-paid envelope. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF STEVEN MADDEN, LTD.

                                       Dated:
                                             -----------------------------------


                                       -----------------------------------------
                                       Signature

                                       -----------------------------------------
                                       Signature if jointly owned:

                                       -----------------------------------------
                                       Print name:

Please sign exactly as the name appears on your stock certificate. When shares of capital stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please include full title as such. If the shares of capital stock are owned by a corporation, sign in the full corporate name by an authorized officer. If the shares of capital stock are owned by a partnership, sign in the name of the partnership by an authorized officer.

             PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY
                            IN THE ENCLOSED ENVELOPE


                                       2